EXHIBIT 10.12.3
Safeguard Scientifics, Inc., a Pennsylvania corporation (the “Company”), hereby grants to the grantee named below (“Grantee”) an option (this “Option”) to purchase the total number of shares shown below of Common Stock of the Company (the “Shares”) at the exercise price per share set forth below, subject to all of the terms and conditions on the reverse side of this Stock Option Grant Certificate and the                                          Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The terms and conditions set forth on the reverse side hereof and the terms and conditions of the Plan are incorporated herein by reference. This Stock Option Grant Certificate shall constitute the “Agreement” for this Option as such term is used in the Plan.

Grant Date:

Type of Option:	Nonqualified Stock Option

Shares Subject to Option:

Exercise Price Per Share:	$

Term of Option:	years
The stock option represented hereby shall vest as to the following portions of the underlying shares as follows:                                         ; provided, however, if prior to the date this option would otherwise become fully vested, Grantee’s service to the Company as a member of the Board of Directors terminates as a result of (i) death, (ii) permanent disability, (iii) retirement on or after his or her 65th birthday, (iv) the occurrence of a Reorganization or Change of Control (as defined in the Plan) or (v) not being nominated by the Nominating & Corporate Governance Committee for re-election to the Company’s Board of Directors, this option will be deemed fully vested as of the date of such termination of service.
The Company shall have the right, without the consent of Grantee, to amend the terms of this Stock Option Grant Certificate to the extent necessary or appropriate, as determined by the Company in its sole discretion, to conform with Section 409A of the Internal Revenue Code of 1986, as amended.
Grantee hereby acknowledges receipt of a copy of the Plan, represents that Grantee has read the Plan and understands the terms and provisions of the Plan, and accepts this Option subject to all the terms and conditions of the Plan and this Stock Option Grant Certificate. Grantee acknowledges that the grant and exercise of this Option, and the sale of Shares obtained through the exercise of this Option, may have tax implications that could result in adverse tax consequences to the Grantee and that Grantee is not relying on the Company for any tax, financial or legal advice and will consult a tax adviser prior to any such exercise or disposition.
In witness whereof, this Stock Option Grant Certificate has been executed by the Company by a duly authorized officer as of the date specified hereon.
Safeguard Scientifics, Inc.
By:

1. Option Expiration. The Option shall automatically terminate on the earliest of the following dates:
     (a) 5 p.m. prevailing eastern time on the 90th day after the Grantee ceases providing services to the Company as a member of the Board of Directors, if the termination is for any reason other than disability (as defined in the Plan), death, cause (as defined in the Plan), retirement on or after the Grantee’s 65th birthday, or not being nominated for re-election to the Company’s Board of Directors by the Nominating & Corporate Governance Committee;
     (b) 5 p.m. prevailing eastern time on the one-year anniversary date of the date Grantee ceases providing services to the Company as a member of the Board of Directors on account of the Grantee’s disability;
     (c) 5 p.m. prevailing eastern time on the one-year anniversary date of the date Grantee ceases providing services to the Company as a member of the Board of Directors if the Grantee dies during a term as a member of the Board of Directors or within three months after the Grantee’s service as a member of the Board of Directors ceases on account of a termination described in subparagraph (a) above;
     (d) 5 p.m. prevailing eastern time on the one-year anniversary date of the date Grantee’s service as a member of the Board of Directors terminates as a result of retirement on or after the Grantee’s 65th birthday, or after such earlier date as may be determined by the Committee, in its sole discretion, to be warranted given the particular circumstances surrounding the earlier termination of the Grantee’s service as a member of the Board of Directors;
     (e) 5 p.m. prevailing eastern time on the two-year anniversary date of the date Grantee’s service as a member of the Board of Directors terminates as a result of not being nominated by the Nominating & Corporate Governance Committee for re-election to the Company’s Board of Directors;
     (f) the date on which the Grantee ceases to provide services to the Company as a member of the Board of Directors for cause.
     Notwithstanding the foregoing, in no event may the Option be exercised after the expiration of the Term of Option specified on the reverse side. Other than as specifically set forth herein, any portion of the Option that is not vested at the date Grantee ceases providing service to the Company as a member of the Board of Directors shall immediately terminate.
     In the event a Grantee’s service to the Company as a member of the Board of Directors is terminated for cause, the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates upon refund by the Company of the exercise price paid by the Grantee for such shares.
2. Exercise Procedures.
     (a) Subject to the provisions of this Stock Option Grant Certificate and the Plan, the Grantee may exercise part or all of the vested Option by giving the Company written notice of intent to exercise in the manner provided in Paragraph 11 below, specifying the number of Shares as to which the Option is to be exercised. On the delivery date, the Grantee shall pay the exercise price (i) in cash, (ii) by delivering Shares of the Company (duly endorsed for transfer or accompanied by stock powers signed in blank) which shall be valued at their fair market value on the date of delivery, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve. The Committee may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.
     (b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Board deems appropriate. All obligations of the Company under this Stock Option Grant Certificate shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Committee approval, the Grantee may elect to satisfy any income tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the maximum marginal tax rate for federal (including FICA), state and local tax liabilities.
3. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Option, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.
4. Restrictions on Exercise. Only the Grantee may exercise the Option during the Grantee’s lifetime. After the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Stock Option Grant Certificate. Notwithstanding the foregoing, the Committee may provide, at or after grant, that a Grantee may transfer non-qualified stock options pursuant to a domestic relations order or to family members or other persons or entities on such terms as the Committee may determine.
5. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option shall be subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) capital or other changes of the Company, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. This Stock Option Grant Certificate represents the entire agreement between the parties with respect to the grant of the Option and may only be modified or amended in a writing signed by both parties.
6. No Employment Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time. The right of the Company to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any formal employee manual or handbook) shall be construed to modify this Grant Letter or to create express or implied obligations to the Grantee of any nature.
7. No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option until certificates for Shares have been issued upon the exercise of the Option.
8. No Disclosure. The Grantee acknowledges that the Company has no duty to disclose to the Grantee any material information regarding the business of the Company or affecting the value of the Shares before or at the time of a termination of the Grantee’s employment, including without limitation any plans regarding a public offering or merger involving the Company.
9. Assignment and Transfers. The rights and interests of the Grantee under this Stock Option Grant Certificate may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Stock Option Grant Certificate, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Stock Option Grant Certificate may be assigned by the Company without the Grantee’s consent.
10. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and determined in accordance with the laws of the Commonwealth of Pennsylvania.
11. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at the Company’s headquarters and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.